UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 12, 2009

TIDEWATER INC.

(Exact name of registrant as specified in its charter)

Delaware	1-6311	72-0487776
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

601 Poydras Street, Suite 1900 New Orleans, Louisiana	70130
(Address of principal executive offices)	(Zip Code)

(504) 568-1010

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On August 19, 2009, Dean Taylor, Tidewater’s Chairman of the Board, President and Chief Executive Officer, will enter into a pre-arranged stock trading plan to exercise options and sell shares of Company common stock that he acquires through the option exercises. This new plan will cancel and replace the plan Mr. Taylor entered into on June 9, 2008. Mr. Taylor will take this action as part of a personal plan of diversification given his overall holdings of Tidewater stock. The stock trading plan will conform to the guidelines specified under Rule 10b5-1 of the Securities Exchange Act of 1934 and Tidewater’s policies regarding stock transactions by executives.

Rule 10b5-1 permits officers and directors of public companies to adopt written, pre-arranged stock trading plans when they are not in possession of material non-public information. Using a Rule 10b5-1 plan, insiders can legally diversify their investment portfolios over an extended period, thus minimizing any market impact and any perception that the motivation for the sale was that the executive had come into possession of material nonpublic information.

Under his plan, Mr. Taylor may exercise options to acquire approximately 125,000 shares of common stock and sell those shares through November 1, 2010. However, the plan is structured such that pre-established trading prices of Tidewater common stock will trigger transactions to exercise options and sell pre-determined blocks of common stock, as the case may be.

The transactions under this plan will commence immediately and will be disclosed periodically through Form 144 and Form 4 filings with the Securities and Exchange Commission. The Form 4 filings will be posted on Tidewater’s investor-relations Web site.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TIDEWATER INC.

By:	/s/ Bruce D. Lundstrom
Bruce D. Lundstrom Executive Vice President & General Counsel

Date: August 12, 2009